Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Event Date/Time: Aug. 09. 2006 / 2:00PM PT

Thomson StreetEvents	www.streetevents.com	Contact Us	1
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Bowen
Scientific Learning Corp. - Chairman, CEO

Jane Freeman
Scientific Learning Corp. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Scott Krasik
CL King & Associates - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen. Welcome to the Scientific Learning’s financial results second quarter 2006 conference call. My name is Eric and I will be your coordinator for today. At this time, all participants are in listen only mode. We will be facilitating a question and answer session towards the end of today’s prepared remarks. [OPERATOR INSTRUCTIONS] as a remainder this conference is being recorded for replay purposes. I would not like to turn our presentation over to your host for today’s call, Ms. Jane Freeman Chief Financial Officer and Senior Vice President. Please proceed, ma’am.

Jane Freeman - Scientific Learning Corp. - SVP, CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and the other financial results and the drivers behind them; trends in the K-12 education market, including available funding; results that may be achieved by the use of our products; expected staffing levels; and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed in the call. We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activities than revenue. A reconciliation of booked sales, revenue and deferred revenue is included as supplemental information in the investor information section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Thomson StreetEvents	www.streetevents.com	Contact Us	2
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

Thanks Jane. The second quarter was another terrific quarter for our neuroscience-based family of Fast ForWord software. Booked sales were up 26% with K-12 up 27% over last year’s second quarter. Year-to-date booked sales are up 31% overall and 33% in K-12. This is very different from last year’s performance.

I believe there are five factors that returned our sales growth to its historical pattern. First, the caution we observed in the K-12 market in 2005 changed in the first half of 2006. We have seen districts moving much more quickly to acquire interventions that can improve the achievements of struggling learners. Second, the Texas funding formula problem has been resolved. We have experienced solid growth in Texas. Third, the sales capacity we added in 2005 has become productive. Fourth, the two key sales management changes we have made in the past two years are paying off. Finally, the significant increases we have made in conducting brain summits for educational leaders at the national, regional, and state levels are producing high quality leads and a broad-based understanding that Fast ForWord software can quickly produce brain changes required for effective learning.

Because of this strong first half and our continued record sales pipelines, we are raising our guidance for the year. We now believe sales will grow in the 25 to 35% range versus our targeted range of 20 to 30%. Jane Freeman will provide you with detailed guidance in her remarks.

Because of the strong sales, our financial results for the second quarter were solid. While revenues were 13 million, a decline of 2% from last year’s second quarter, this was well ahead of our expectations. Our gross margin declined 3 percentage points in the second quarter from last year as a result of the investment we have made in our service and support organization to ensure that we are fully prepared to implement the new districts and sites being added in the first half. We have also invested in adding more customer touches, as well as improving the quality of support for our customers. Operating expenses grew 7%, primarily due to equity-based compensation expenses. Operating profits for the second quarter were 2.5 million. Again, this was well ahead of our expectations, but below last year’s second quarter.

In addition to strong booked sales results, we continued to make solid progress in executing against our key strategic and operational goals. To remind you, these goals are to: 1) make our family of Fast ForWord software an accepted intervention solution in the K-12 market; 2) increase our sales capacity while continuing to improve productivity; and 3) establish the science and research supporting our Fast ForWord software as a market differentiator.

Our focus in gaining acceptance for our unique patented intervention is focused on three initiatives. 1) Building brand awareness;. 2) increasing our service and support touches to enable appropriate and successful use of Fast ForWord software; and 3) expanding our product line, as well as continuing to enhance the software for easier deployment and use by teachers and students.

One of our most effective marketing initiatives in building brand awareness and acceptance for Fast ForWord software is our brain summits. Historically, approximately 70% of the educational leaders who attend these sessions ultimately buy or expand their use Fast ForWord. During the first half, we have dramatically increased the number of research forums across the country, as well as around the world. We have conducted more than 40 of these summits attracting more than 400 school districts and in excess of 1,700 educational leaders. The interest in brain research is hot, and Scientific Learning is uniquely positioned to respond to this demand. Our innovation is protected by 70 patents with 35 more pending. Learners have used more than 730,000 Fast ForWord products; 4,000 school sites have been licensed to use Fast ForWord, as well as over 5,000 clinics. Fast ForWord is now being sold in 20 countries around the World.

Thomson StreetEvents	www.streetevents.com	Contact Us	3
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Another important marketing initiative is focused on capturing the behavioral improvements that occur as struggling learners use Fast ForWord software. In addition to improved academic results, teachers and administrators often volunteer that they observe a variety of positive behavioral changes in their Fast ForWord students. These changes include more engaged participation in classroom activities, greater confidence in completing assignments, more capacity to follow instructions accurately, more effective listening skills, and less disruptive behavior. We are now using case studies of school districts and individual success stories about learners to not only capture the significant gains in achievement, but also these critical behavior improvements. We have published six case studies and five success stories this year and have more on the drawing board.

Also in the second quarter, another school district released a return on investment analysis showing that their investment in Fast ForWord software will be quickly recaptured by reducing the number of students being qualified into special education where their costs are double those of a student in general education. This district requires that students use Fast ForWord prior to being screened for special education. The results have been a significant reduction in the number of students qualifying for special education after years of increases.

In our drive for high implementation fidelity for Fast ForWord software use, we continue to make excellent progress in increasing the quality and number of touches with customers. There are three important initiatives in this key area. First, we opened a new Tucson support center that will house our Level 1 support, both instructional, and technical, as well as our customer service group. In the short-term, this action will increase 2006 costs by approximately $200,000 because of the transition, but we are anticipating significant savings in 2007. We expect the transition to be completed by year-end. This action will also allow us to better integrate our support services and increase the overall quality for our customers. Our second initiative involved adding Progress Monitors to make proactive out-bound calls to assist schools in better utilizing Fast ForWord software. We are now fully staffed with Progress Monitors. Finally our four new territorial consultants that are aligned to four account managers are all onboard. We are hopeful that the forward funding of these new consultants will allow us to more rapidly expand these territories, improve implementation fidelity, and drive even higher customer satisfaction.

We continued our expansion of our unique product line through the release of a new product designed for struggling adolescents, Fast ForWord to Literacy Advanced. This new product will be used after the Fast ForWord Middle and High School product, which is being revised, and is scheduled to be released later in the year. These products, along with the Fast ForWord to Reading series give us a strong and unique offering in the growing literacy crisis in our middle and high schools. It is also important to note that we have used our extensive data base of learner results to tune this product to the unique learning characteristics of adolescents, but even more specifically targeted populations including English language learners, at-risk students, and special education. This product has been designed in flash technology from Adobe, which is allowing us to produce graphics that are more like what adolescents experience in their video games. It is important to note that we have once again released a software product on schedule and on budget. But this release is even more significant since we moved to a new multimedia technology, met the schedule, and did not increase our historical costs of producing a new product.

Our second goal is focused on adding sales capacity while continuing to improve the productivity of our sales professionals. Our sales capacity goal for 2006 is to average 42 quota-bearing sales positions compared to 38 last year. At the end of the second quarter we were at 41. We continue to be pleased with the quality of recruits and the potential pool of candidates that we are interviewing. We, however, will have to work hard to achieve our sales capacity goal for the year.

Thomson StreetEvents	www.streetevents.com	Contact Us	4
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

On the productivity side, our most important metric is the number of transactions over $100,000. In the second quarter, we completed 35 transactions over $100,000 compared to 25 in the second quarter of 2005. Year-to-date, we have completed 53 transactions over $100,000 compared to 35 through the first half of last year. Not only are we encouraged by the total number but also by the fact that more of these transactions are from districts that currently have no sites using Fast ForWord software. This is not typical and shows the growing acceptance of Fast ForWord and the willingness of districts to go big without a limited test. This is a big productivity driver. Another driver is transactions over $1.0 million dollars. We completed two of these in the quarter; the same as last year. White Hat, a growing charter school organization, converted 40 sites from term to perpetual license and added 17 more sites. We are enormously enthusiastic about our expanding partnership with White Hat since we are both deeply involved in bringing innovation to the K-12 market, as well as strongly committed to dramatically improving the achievement of struggling learners.

In addition, the Duval County Schools in Jacksonville, FL, purchased their second wave of Fast ForWord, 19 more schools, and now have 33 schools licensed to use Fast ForWord software. The first 14 schools implemented in March, and it was a great success. More than 1,500 students have benefited from this unique neurological intervention. Duval County also conducted very successful summer school programs with Fast ForWord. We are now in the process with the Duval County team of bringing up all 33 schools for the 2006-2007 school year.

From a state perspective, Texas and Florida are getting back on the growth track; the strong momentum continued in Mississippi; and we saw dramatic increases in Missouri and Michigan. These are states where we historically have not had strong results. Finally our Great West and Midwest regions continue their broad-based momentum, and the Southeast has made a drastic turnaround from last year.

Our final goal is to establish the more than 30 years of neuroscience research that supports Fast ForWord applications as a market differentiator. In the second quarter six more district-based, independent studies were published on Fast ForWord, showing significant gains in reading achievement. An additional study was published from the international market in India. A total of 17 research studies have been published in the first half. Almost 100 studies on the efficacy of Fast ForWord have been published in the last 30 months.

Dr. Michael Merzenich, one of our founding scientists and a member of the National Academy of Science, made a keynote presentation on brain plasticity at the Palo Alto Research Center near Stanford. Mike’s remarks highlighted Fast ForWord, including the research from the Dallas Independent School Districts and from Stanford University. Additionally, Dr. Paula Tallal, another of our founding scientists and Co-Director of the Center for Molecular and Behavioral Neuroscience at Rutgers University, has been invited to conduct a three-hour workshop and give a keynote address on Fast ForWord at the International Society for Cognitive Psychology. It is not typical that an international scientific society of the world’s leading scientists invites a colleague to present a commercial product. This demonstrates not only the uniqueness of this intervention but also the respect the international community holds for the research of our founding scientists. Dr. Steve Miller, another of our founding scientists and Senior Vice President for Research, provided the keynote address at two international brain-based conferences in May — one in Kuala Lumpur, Malaysia and one in Bangkok, Thailand.

It was an exciting first half. There is a lot of hard work ahead to make sure it is truly an exceptional year.

I would now like to ask Jane Freeman, our Senior Vice President and CFO, to provide you with more detail on the financial results, as well as her own perspective of the business.

Thomson StreetEvents	www.streetevents.com	Contact Us	5
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Jane Freeman - Scientific Learning Corp. - SVP, CFO

Thank you, Bob. The second quarter was another great quarter. Booked sales were $15.2 million, up 26% compared to 12.1 million last year. As Bob said, these were ahead of our internal expectations for the quarter. Year to date, sales are up 31% to $22 million compared to 16.8 million last year. K-12 sales for the quarter increased 27% to 13.9 million and increased 33% to 20.2 million for the first six months. K-12 sales were 91% of total sales.

Sales to existing customers were about 74% of the total. This is consistent with our usual experience. Services sales were 12% of K-12 sales. This is consistent with our experience in the last few quarters as well. We had one sale this quarter that represented about 14% of total booked sales. Last year the largest sale in the quarter was about 10% of the total.

Business was strong outside of K-12 as well, increasing 21%. Our small international business increased about 150%. And sales to our private practice channel increased as well. Customers there are transitioning over to our Gateway Edition and now experiencing the breadth and richness of that product suite The second quarter is typically the largest selling period of the year in the private practice channel because the most use in this market is during summer break. For the first six months, sales outside of K-12 were $1.8 million, an increase of 15% year over year.

Revenue for the quarter totaled $13 million, which was better than expected, but down 2% year over year. Comparisons are affected by the change in pricing we made in late 2004 that resulted in a transition to up-front accounting for perpetual licenses. So 2005 revenue was positively impacted both by 2005 sales and also by sales that we had made in prior periods when the software licenses were being recognized over time. Because of this, even though first quarter booked sales increased 44%, in the second quarter, we recognized 1.7 million or 30% less revenue from prior period sales than in the year before. Because revenue and profits were positively impacted by the change in accounting for perpetual license sales throughout 2005, comparisons will be very difficult through the third quarter, with a smaller impact in Q4. We recognized approximately 57% of booked sales into revenue this quarter, this is toward the high end of our 45% to 60% expected range

For the quarter, Software revenue declined 3% to 10.5 million, while service and support revenue was unchanged at 2.4 million. Both were impacted by the lower carry-over of revenue compared to last year. Software revenue was 81% of revenue in the quarter compared to 82% last year. Year to date, revenue totaled 20.8 million, ahead of expectations, down 12% year-over-year compared to 23.5 million for the first six months of 2005. Booked sales were above revenue this quarter, as expected, and we added 2.3 million to deferred revenue bringing the balance to 18.2 million. During the first half, we added 1.2 million to deferred revenue.

Long term deferred revenue has continued to decline sequentially. This is primarily because we haven’t made any significant sales recently that include both multiple years of support and specialized service offerings. Because of some of the transactions we are working on, we expect long term deferred revenue to increase in the third quarter.

Gross margins were 81%, for the quarter compared to 84% last year. Gross margins declined primarily due to lower margins on service and support as we ramped up investment spending. Service and support costs increased 32%, about $0.5 million dollars year-over-year. As Bob mentioned we have continued to invest in our service organization to pre-fund current and future growth. This includes our territory consultants as well as other service staff. This is the most significant part of the dollar increase compared to last year. We have also begun the transition to bring level-one customer support in house. There are both start-up and transition costs associated with that, which really began in Q2, and are expected to play out over the balance of the year. This is a win win situation. This will allow us to support our customers better, and next year we

Thomson StreetEvents	www.streetevents.com	Contact Us	6
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

expect to see improved gross margins as well. Gross profits also have a small negative impact in the quarter from FAS 123R.

Overall service and support margins declined from 38% in the second quarter last year to 18% this year. We expect service and support margins to improve sequentially through the balance of the year. Software margins improved to 95% from 94% last year primarily due to leverage on material costs.

For the first half, gross margins were 78% compared to 83% during the first half of 2005. This was driven both by a lower proportion of software in the revenue mix, 76% compared to 79% last year, and the impact of the increased spending on our service and support initiatives. FAS 123R had a small impact as well.

Operating expenses for the quarter were 8.2 million, an increase of about $500,000 or 7% year-over-year compared to 7.6 million in the second quarter last year. Almost all of the net increase is from stock based compensation Excluding stock based compensation, operating expenses increased about 1%. Increased spending on headcount and travel this quarter compared to last year was offset by lower accounting and legal fees, lower marketing and telecom costs compared to the second quarter last year. Some of this is timing, but we continue to manage expenses closely. For the first half, operating expenses increased 8%. A majority of the increase was from stock based compensation.

Because sales and revenue were better than expected and costs were tightly controlled, the net profit for the quarter was better than expected. The operating profit for the quarter was 2.3 million compared to an operating profit of 3.5 million for the second quarter of 2005. About 40% of that gap, about $500,000 was from stock based compensation

Our tax rate for the quarter was 1%. The net profit for the quarter was 2.4 million or $0.13 fully diluted compared to a net profit of 3.6 million and $0.20 fully diluted for the second quarter of last year. For the half, we had an operating loss of $25,000 compared to an operating profit of $4.7 million. The tax rate was 6% during the first half compared to 2% in the first half of 2005. We had a net profit of $200,000 and $0.01 in the first half compared to a net profit of 4.9 million and $0.28 per share fully diluted in the first half of 2005.

Cash and equivalents at quarter end were 8.3 million compared to 7.3 million on June 30 last year. We generated $61,000 in cash from operating activities in the second quarter. Last year, we used about $600,000 during the same period. CapEx totaled about $130,000. For the first half, we used about 3.9 million in cash from operating activities. This is about $200,000 less than in last year’s first half. CapEx in the first six months was about $300,000. Capital spending is higher this year because we are doing a number of system related initiatives and starting up our new support center.

Accounts receivable rose during the quarter based on higher sales. AR totaled 11.8 million on June 30 compared to 7.8 million on June 30, 2005. DSOs were 70 days, up from 58 days last year. We are very comfortable with this level. DSOs vary somewhat depending on the timing of sales and credit we grant. Since the end of the second quarter, we have collected $7.2 million dollars in receivables. We expect DSOs to decline in the third quarter as usual.

Based on the strong results of the first two quarters and a solid outlook for the back half, we are raising our guidance for the year. We are raising our sales guidance by $2 million to a range of $40 to $43 million. This represents an increase of 25 to 35% over 2005’s 31.5 million in booked sales and above our target growth range of 20 to 30%. We expect sales growth to be higher in the fourth quarter than in the third. You will recall that fourth quarter sales were down 32% on a year-over-year basis last year.

Thomson StreetEvents	www.streetevents.com	Contact Us	7
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

We have also increased our revenue range by $2 million, reflecting the higher sales and a higher proportion of revenue recognized up front.

Revenue for the year is expected to be in the range of $38 to $40 million. This range is flat to down about 5% compared to 2005 revenue of 40.3 million. Because sales are expected to be $2 to $3 million higher than revenue, we expect to add to our deferred revenue balance this year. This is in contrast to our experience in 2005, where booked sales were 8.8 million less than revenue.

We expect to recognize about 4.2 million from our deferred revenue balance in the third quarter. This is 1.7 million less than the 5.9 million we carried into the third quarter last year. We expect, the proportion of booked sales recognized into revenue in the third quarter will be toward the low end of our 45% to 60% range partly because this is the largest renewal period of the year.

We continue to invest in moving our customer support operations in-house and building out our service organizations, so service and support margins will remain under pressure for the balance of the year, though they are expected to improve from second quarter levels. The third quarter is likely to be the peak in spending for service and support this year, but we are committed to making sure this transition works for customers. Overall, gross margins for the year are expected to be a couple of points lower than in 2005.

Second half operating expenses are expected to be modestly lower than in the first half on a sequential basis, but to rise at double digit rates year over year. This is particularly true in the third quarter. Operating expenses were depressed in the third quarter last year as we made catch up accruals to adjust for reduced sales and revenue forecasts. Stock compensation expense is expected to total about $2.1 million for the year.

Excluding stock option and compensation expense, we expect operating expenses to increase in the mid to high single digits for the year as a whole. This expense growth is expected to be driven by continued additions to our sales organization, increased marketing activity and a more normal level of incentive compensation.

We expect to report net income in the range of zero to $1 million for the year and diluted EPS in the range of zero to $0.06. (This statement was in error. The correct guidance is: net loss in the range of zero to $1 million and net loss per share of zero to $.06)

Excluding stock based compensation, we would expect to report a profit in the range of $2.1 to $3 million. (This statement was in error. The correct statement is: net profit in the range of $1.1 to $2 million.) We expect to be cash flow positive from operations in both the third and fourth quarters and to be strongly cash flow positive for the year. This increased cash position provides us with more flexibility in looking at ways to expand our business and to help Fast ForWord reach more people.

2006 is the final year of P&L transition from the pricing changes we made in late 2004. In 2007, we expect sales and revenue growth to be more closely aligned. Combined with improved gross margins on service and support and continued restraint on operating expenses, we expect to see strong leverage on profits and cash.

And now I’d like to turn the call back over to Bob

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

Thanks Jane. It was a great quarter and first half. The decision-making in schools appears to be accelerating. Our new sales capacity is starting to produce. Our Great West and Midwest

Thomson StreetEvents	www.streetevents.com	Contact Us	8
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Regions are showing strong, broad based performance, and the Southeast has had a real turn around from last year. The number of transactions over $100,000 are up significantly, both in numbers and volume. Equally important, despite closing more than 20 million in business in the first half, our sales pipelines remain at record levels. While we are raising our annual guidance for the year based on these positive results and outlook, we still have important and hard work ahead to maintain the sales momentum we have recaptured. I am enormously proud of our organization during a tough 2005. As an organization we took decisive action to get our business back on a fast, profitable growth track. Our board was challenging and demanding, but maintained their confidence in the business, our fine team and our unique innovation. Finally, we received great advice from our advisors and customers who rallied in spreading the word about the life-changing results being achieved with Fast ForWord — a necessary element in a district’s literacy program.

We, of course, appreciate our investors’ support and continued interest in the business. I believe Scientific Learning’s timing is right with the powerful convergence taking place in the neuroscience of brain plasticity and cognitive research along with the increasing speed, power, size, and cost of technology.

Operator, we will be glad now to take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Scott Krasik.

Scott Krasik - CL King & Associates - Analyst

A question. I guess over the last couple of years, you’ve really been pigeonholed into specialized funding. You certainly could have gotten it from other sources. It seems like that is where the schools have been looking to buy the product. Are you seeing that changing at all?

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

Actually, our funding is — our two primary sources are Special Ed — federal dollars are Special Ed and Title 1. It is pretty balanced between those two funds. What happens is, as districts expand their use of Fast ForWord, we see a mix in federal funds and in state and local dollars. But as people first try Fast ForWord, it tends to be from the federal dollars. The two big funds in the federal dollars are really Special Ed and Title 1.

Scott Krasik - CL King & Associates - Analyst

Are the state or local monies — is that coming to you from somebody else? Is that in lieu of some other product? Are you actually taking share then?

Thomson StreetEvents	www.streetevents.com	Contact Us	9
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

Not really. We are increasing penetration. We are a complement. We really are not a reading program. We don’t replace reading programs. You still need good, strong instructional programs. You need great teachers. We are doing something very different. Those programs assume and require certain neurological capabilities, certain cognitive skills to be in place. The research is clear. We’ve looked at this NAEP data now for 40 years. We’ve been trying to close this gap, but we can’t. It doesn’t mean kids are not learning within their achievement range. But we’ve not been successful in taking these first quartile and second quartile kids and moving them to standard in bulk. So those trend lines over 40 years remain intrinsic. We really are not replacing. You still need those instructional programs. We are hammering away on those baseline cognitive skills, those brain functions. Fundamentally we are speeding up the brain is what this intervention does. It makes kids — allows them to process information more efficiently and a lot faster.

Scott Krasik - CL King & Associates - Analyst

Along those same lines, what are you hearing from schools that are getting ready to start the school year, a new budget. Are they more worried about gassing up their busses to get to school than buying books or new programs? What are you getting from the schools?

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

That was big last year. But this year, we are not hearing that as much. It’s more in isolation. It appears that adjustments have been made. The budgets assume the gasoline costs. We are seeing this much more positive outlook and much more willingness to spend available dollars. The dollars were really there last year to spend. But there were these budget issues. Gasoline and other things were kicking up, so it made them hesitant. They can’t use the federal dollars to take care of those issues anyway. Still they didn’t want to make decisions while they were reducing their ability to take kids to extracurricular activities in a public environment. We’ve seen that loosen up. We’re knocking on wood that that is going to continue in the second half. It appears that will be true.

Scott Krasik - CL King & Associates - Analyst

Okay, good. Great work. I’ll see you in a few weeks.

Operator

(OPERATOR INSTRUCTIONS). We are showing no more questions at this time.

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

Let’s wait just a second to make sure.

Thomson StreetEvents	www.streetevents.com	Contact Us	10
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS).

Bob Bowen - Scientific Learning Corp. - Chairman, CEO

Again, Jane and I both will be available after the call. If you have additional questions, feel free to call us. We’ll also be available tomorrow if you have follow-up questions that you would like to ask us. Again, we appreciate your participation and your support. We’ll look forward to keeping you updated after the third quarter. Thanks Operator.

Operator

This concludes our presentation. Thank you for your participation in today’s conference. You may now disconnect. Have a good day.

Thomson StreetEvents	www.streetevents.com	Contact Us	11
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Aug. 09. 2006 / 2:00PM PT, SCIL - Q2 2006 Scientific Learning Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	12
© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

	Second Quarter		Year Ended December 31,

$s in thousands	2005	2006	2005	2006 Estimated Range

Booked Sales	$12,060	$15,239	$31,538	$40,000	$43,000
Less Revenue	13,279	12,953	40,319	38,000	40,000

Net (Decrease) increase in current and long-term deferred	$(1,219)	$2,286	$(8,781)	$2,000	$3,000

Beginning balance in current and long-term deferred	20,266	15,956	25,784	17,003	17,003
Ending balance in current and long-term deferred	$19,047	$18,242	$17,003	$19,003	$20,003

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2006 full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

Aug 9, 2006